Service Corporation International Announces Retirement Of President And COO Michael R. Webb

HOUSTON, Jan. 22, 2019 /PRNewswire/ -- Service Corporation International (NYSE: SCI) announced today that Michael R. Webb, SCI's President and Chief Operating Officer, informed the company of his intent to retire, effective March 31, 2019.

Thomas L. Ryan, Chairman of the Board and Chief Executive Officer will assume the role of President of SCI and Sumner J. Waring, III, Senior Vice President of Operations, will assume the role of Chief Operating Officer of SCI, effective April 1, 2019.

"Mike Webb has served SCI with distinction over the last 26 years. He led the divestiture of assets during a critical era from 1999-2001, and through his appointments as Executive Vice President in 2002, Chief Operating Officer in 2005, and President in 2016, Mike has been instrumental in shaping our strategy and developing our leadership team, greatly contributing to the company's success," said Ryan. "The SCI board of directors and I deeply appreciate Mike's long record of accomplishments and wish him the best in his well-earned retirement."

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2018, we owned and operated 1,481 funeral homes and 481 cemeteries (of which 286 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Director / Corporate Communications	(713) 525-5235